***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION
One South Main Street
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer
Contact: James Abbott, Director of Investor Relations
Tel: (801) 844-7637

FEDERAL RESERVE DOES NOT OBJECT
TO ZIONS BANCORPORATION 2016 CAPITAL PLAN

SALT LAKE CITY, June 29, 2016 - The Board of Governors of the Federal Reserve System has notified Zions Bancorporation (NASDAQ: ZION) that the Federal Reserve does not object to Zions Bancorporation’s board-approved 2016 capital plan, as submitted to the Federal Reserve on April 5, 2016.

Zions’ capital plan for the period spanning July 1, 2016 through June 30, 2017 include the following capital actions:

•
The increase of the common dividend to $0.08 per share per quarter or approximately $65 million in total common dividends over the four quarter period (an increase from the current rate of $0.06 per share per quarter)

•	Up to $180 million of common stock redemption

•	Up to $144 million of preferred equity redemption

Capital actions are subject to final approval by Zions Bancorporation’s board of directors, which may be influenced by, among other things, actual earnings performance and prevailing economic conditions. Such capital actions are expected to reduce fixed charges and improve Zions’ return on equity.

Zions Bancorporation is one of the nation’s premier financial services companies with total assets of approximately $60 billion. Zions operates under local management teams and unique brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorp.com.
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Forward-Looking Information
Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual events to differ materially from those expressed in or implied by the forward-looking statements include achieving earnings levels that are consistent with or exceed the baseline level of earnings as included in Zions’ 2016 capital plan and economic conditions that are materially consistent with the baseline economic scenario, as well as other factors that are discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.